UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
🗷	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

Harley-Davidson, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On May 1, 2025, Harley-Davidson, Inc. (the “Company”) held its first quarter 2025 earnings call. On the call, Jonathan Root, Chief Financial Officer of the Company and President, Commercial of Harley-Davidson Motor Company, provided the following information regarding the Company’s financial performance:

“While shareholder returns for the US discretionary leisure and powersports peers have been mired in a prolonged cyclical industry downturn over the past several years, we would like to reinforce some recent information we have released; HOG stock has outperformed its peer group. From a Total Shareholder Return basis (which includes dividends), as of mid-April, HOG has outperformed its peer group by 10 percentage points in the past 5 years since May 2020, by 3 percentage points over the last 3 years, and by 7 percentage points over the last year.”

Additional Information Regarding the 2025 Annual Meeting of Shareholders and Where to Find It

The Company has filed its definitive proxy statement, containing a form of WHITE proxy card, and a proxy statement supplement, with the Securities and Exchange Commission (the “SEC”) with respect to its solicitation of proxies for the 2025 annual meeting of shareholders.

INVESTORS AND SHAREHOLDERS ARE STRONGLY URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PROXY STATEMENT (AS SUPPLEMENTED AND INCLUDING ANY OTHER AMENDMENTS OR SUPPLEMENTS THERETO) AND ACCOMPANYING PROXY CARD FILED BY HARLEY-DAVIDSON AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION.

Investors and shareholders may obtain copies of these documents and other documents filed with the SEC by Harley-Davidson free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by Harley-Davidson are also available free of charge by accessing Harley-Davidson’s website at https://investor.harley-davidson.com.